Exhibit 2.2

AMENDMENT NO. 1
TO
MASTER ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Master Asset Purchase Agreement is dated December 21, 2011, by and among Granite City Restaurant Operations, Inc., a Minnesota corporation and Granite City of Maryland, Inc., a Minnesota corporation (collectively, “Buyer”); CR Minneapolis, LLC, Pittsburgh CR, LLC, Indy CR, LLC, Kendall CR LLC, 3720 Indy, LLC, CR NH, LLC, CR Florida, LLC, and Parole CR, LLC (collectively “Seller” and individually a “Seller Entity”); Restaurant Entertainment Group, LLC, an Ohio limited liability company (“REG”), and Clinton R. Field, a resident of Union County, Ohio and Eric Schilder, a resident of Marion County, Ohio (“Owners”).

RECITALS

WHEREAS, the parties hereto entered into the Master Asset Purchase Agreement dated November 4, 2011 (the “Agreement”) and wish to amend the Agreement pursuant to this Amendment.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Granite City of Maryland, Inc., is hereby made a party to this Agreement

2.             Section 1.1 is hereby amended to add the following: “Target Closing Date”—as defined in Section 2.1(d) hereof.

3.             Section 2.1, clause (iv) of the Agreement is hereby amended to read as follows:

(iv)          all prepaid expenses and deposits, including deposits with landlords;

4.             The first sentence of Section 2.1(c) of the Agreement is hereby deleted.

5.             Section 2.1(d) of the Agreement is hereby amended to read as follows:

The Closing on the purchase of the MOA Assets shall occur on or before November 4, 2011.  The parties shall use their Best Efforts to ensure that the Closing on the purchase of the Assets of all remaining Restaurants, other than the Assets of the Pittsburgh Restaurant, occurs, subject to the satisfaction of all conditions precedent to the parties’ obligations hereunder, on December 21, 2011 (the “Target Closing Date”), or as soon thereafter as agreed upon Closing conditions can be satisfied, but not later than December 27, 2011.  The Closing on the Assets of the Pittsburgh Restaurant shall occur at such time as a liquor license therefor can be issued to Buyer by the Pennsylvania Liquor Control Board.

6.             The following terms shall apply to the Closings on the Assets of the remaining Restaurants.  In the event of any conflict between the terms of this Section 6 and the separate purchase agreements for the Assets of the remaining restaurants, the separate purchase agreements shall control.

(a)           Pittsburgh.  The parties acknowledge that an issuance of a liquor license for the Pittsburgh Restaurant will require a waiting period of between three to six months and that Buyer cannot take ownership of that Restaurant or its Assets until such license is issued to Buyer by Pennsylvania Liquor Control Board.  Buyer, Pittsburgh CR, LLC and the landlord for the lease of the Pittsburgh Restaurant premises will enter into a lease assignment and assumption agreement, whereby Buyer will assume such lease upon the issuance of the license to Buyer by the Pennsylvania Liquor Control Board (“PLCB”). Pending the issuance of the liquor license for the Pittsburgh Restaurant: (i) Pittsburgh CR, LLC, the Seller Entity of the Assets, will operate and remain in control of the Pittsburgh Restaurant; (ii) all managers and employees for the Pittsburgh Restaurant will remain in place, subject to normal attrition; and (iii) Pittsburgh CR, LLC will cooperate with Buyer and use its Best Efforts to assist Buyer in obtaining all necessary licenses that are required to operate the Pittsburgh Restaurant.  Until the Closing on the Pittsburgh Assets occurs, Seller shall retain the services of Buyer to consult regarding Seller’s operations, including purchasing.  Concurrent with the execution of the Separate PA for Pittsburgh, Pittsburgh shall cause the following obligations to be paid in full: (i) all unpaid rents and other obligations due Settlers Ridge LP in the approximate amount of $75,800; (ii) the sum of $60,900.00 plus accrued interest due the Pennsylvania Department of Revenue; (iv) all delinquent payments due the Pennsylvania Department of Revenue for Taxes due as of the date of execution of the Pittsburgh Purchase Agreement on the sale of the Assets of the remaining Restaurants.

(b)           Hallandale.  Buyer will not be purchasing, and Seller will not be selling, the Assets of CR Florida, LLC.  Buyer will not be assuming any obligations of CR Florida, LLC relating to its Assets, lease or otherwise.  The Purchase Price will not be adjusted.  No adjustment to the Purchase Price shall be made by reason of Seller not selling to Buyer the Assets of Hallandale.

(c)           Kendall.  The parties agree that $400,000 of the Purchase Price for Kendall shall be placed in escrow pursuant enter into a “Landlord Mechanic’s Lien Escrow Agreement” with the Seller’s landlord, WRC Properties, Inc., in order to provide a source of funds to pay any liabilities of Seller related to the leased premises for the Kendall Restaurant.  The parties agree that the balance of the Purchase Price for Kendall shall be placed in escrow pursuant to the Amended and Restated Escrow Agreement attached hereto as Exhibit 8, pending receipt of all required clearances from the Florida Department of Revenue, which is required for Buyer to obtain a temporary liquor license for Kendall from the Florida Division of Alcoholic Beverages and Tobacco (“ABT”), and the issuance of the temporary license from the ABT.  In the event any disbursement is made from the Escrow account for the payment of any obligation of Seller to the Florida Department of Revenue, for the payment or discharge of any liens on the leased premises of the Kendall Restaurant or any payment due to the landlord of the Kendall Restaurant, and Buyer shall not obtain a temporary liquor license from the ABT for the operation of

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the Kendall Restaurant by January 15, 2012, Buyer may require that the Purchase Price for such Restaurant be refunded in full to Buyer by the Escrow Agent.  In the event the amount in any Escrow account is insufficient to accomplish such refund, any amounts due Buyer shall be paid from any other account maintained by the Escrow Agent for the parties.  Buyer, Kendall CR, LLC, and the landlord of the Kendall Restaurant premises will enter into a lease assignment and assumption agreement, whereby Buyer will assume such lease effective upon the Closing.  Kendall CR, LLC, will cooperate with Buyer and use its Best Efforts to assist Buyer in obtaining all necessary licenses that are required to operate the Kendall Restaurant.

(d)           Keystone.  Pursuant to the terms of the Asset Purchase Agreement by and among Buyer, 3720 Indy, LLC, REG and Clinton R. Field, Buyer shall pay the Purchase Price for Keystone at Closing. Buyer, 3720 Indy, LLC and the landlord for the lease of the Keystone Restaurant premises will enter into a lease assignment and assumption agreement, whereby Buyer will assume such lease effective upon the Closing.  The liquor license for Keystone issued by the Indiana Alcohol and Tobacco Commission (“ATC”) to 3720 Indy, LLC shall then be in full force and effect and shall be held by the ATC, pending the approval of the issuance of the license to Buyer by the ATC.  3720 Indy, LLC will cooperate with Buyer and use its Best Efforts to assist Buyer in obtaining all necessary licenses that are required to operate Keystone as a bar and restaurant.  Seller and Buyer shall enter into a management agreement for the operation of Keystone, pending approval of the transfer of the liquor license therefor by the ATC, on such terms as Buyer and Seller shall agree.  Subject to the forgoing Buyer will waive the requirement that a liquor license for Keystone be issued to Buyer or approved as of the Closing Date.

(e)           Indy.  Pursuant to the terms of the Asset Purchase Agreement by and among Buyer, Indy CR, LLC, REG and Clinton R. Field, Buyer shall pay the Purchase Price for Indy at Closing. Buyer, Indy CR, LLC, and the landlord of the Indy Restaurant premises will enter into a lease assignment and assumption agreement, whereby Buyer will assume such lease effective upon the Closing. The liquor license for Indy issued by the Indiana Alcohol and Tobacco Commission (“ATC”) to Indy CR, LLC shall then be in full force and effect.  Indy CR, LLC will cooperate with Buyer and use its Best Efforts to assist Buyer in obtaining all necessary licenses that are required to operate Indy.  Seller and Buyer shall enter into a management agreement for the operation of Indy, pending approval of the transfer of the liquor license therefor by the ATC, on such terms as Buyer and Seller shall agree.  Subject to the forgoing, Buyer will waive the requirement that a liquor license for Indy be issued to Buyer or approved as of the Closing Date.  Until the liquor license for Indy is issued to Buyer by the ATC, Indy CR, LLC, shall maintain all liquor and business licenses for Indy.  Subject to the forgoing Buyer will waive the requirement that a liquor license for Indy be issued to Buyer or approved as of the Closing Date.

(f)            National Harbor.  Pursuant to the terms of the Asset Purchase Agreement by and among Buyer, CR NH, LLC, REG and Clinton R. Field, Buyer shall pay the Purchase Price for CR NH, LLC, Assets at Closing. Buyer, CR NH, LLC and the landlord of the National Harbor Restaurant premises will enter into a lease assignment and assumption agreement, whereby Buyer will assume such lease effective upon the

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Closing. The liquor license for the National Harbor Restaurant issued by the Prince George’s County Board of License Commissioners (the “PG License Board”) to CR NH, LLC shall then be in full force and effect.  CR NH, LLC, will cooperate with Buyer and use its Best Efforts to assist Buyer in obtaining all necessary licenses that are required to operate the National Harbor Restaurant. Seller and Buyer shall enter into a management agreement (the “NH Management Agreement”) for the operation of the National Harbor Restaurant, pending approval of the transfer of the liquor license therefor by the PG License Board on such terms as such board and the parties shall agree.  The NH Management Agreement shall be submitted to the PG License Board for its approval prior to the Closing.  The parties agree to reasonably amend the NH Management Agreement for any modifications requested by the PG License Board.  Under the NH Management Agreement, Buyer shall receive a flat rate from Seller payable only out of restaurant profits for the management of the National Harbor Restaurant as required by law.  Until the liquor license for National Harbor is issued to Buyer by the PG License Board, CR NH, LLC, shall maintain: (1) its status and good standing as a limited liability company; and (2) all liquor and business licenses for National Harbor.  Until the approval of the NH Management Agreement by the PG License Board, Seller shall continue to employ all of National Harbor’s personnel subject to normal attrition, at which time such employees will be terminated and Buyer’s employees shall operate the National Harbor Restaurant.  Subject to the approval of the NH Management Agreement by the PG License Board, Buyer will waive the requirement that a liquor license for the National Harbor Restaurant be issued to Buyer or approved as of the Closing Date.

(g)           Annapolis.  Notwithstanding any provision of the Agreement, Buyer shall be deemed to have exercised its option to purchase the Assets of the Annapolis Restaurant on a timely basis.  Buyer understands that substantially all of the furniture, fixtures and equipment of the Annapolis restaurant are owned by the lessor of the Annapolis Restaurant premises.  Pursuant to the terms of the Asset Purchase Agreement by and among Buyer, Buyer’s subsidiary, Granite City of Maryland, Inc., Parole CR, LLC, REG and Clinton R. Field, Buyer shall pay the Purchase Price for Parole CR, LLC at Closing. The Assets will be acquired by Granite City of Maryland, Inc., a newly formed subsidiary of Buyer. The liquor license for the Annapolis Restaurant issued by the Anne Arundel County Board of Liquor License Commissioners (the “AA License Board”) to Parole CR, LLC, shall then be in full force and effect.  Parole CR, LLC, will cooperate with Buyer and use its Best Efforts to assist Buyer in obtaining all necessary licenses that are required to operate the Annapolis Restaurant.  Seller and Buyer shall enter into a management agreement (the “AA Management Agreement”) for the operation of the Annapolis Restaurant, pending approval of the transfer of the liquor license therefor by the AA License Board and on such terms as the parties shall agree.  The parties agree to reasonably amend the AA Management Agreement for any modifications requested by the AA License Board.  Under the AA Management Agreement, Buyer shall receive a flat rate from Seller payable only out of restaurant profits for the management of the Annapolis Restaurant as required by law.  Until the liquor license for Annapolis is issued to Buyer by the AA License Board, Parole CR, LLC, shall maintain all liquor and business licenses for Annapolis.  Buyer’s purchase of the Assets shall be subject to it entering into a new lease for the Annapolis Restaurant on terms approved by Buyer, subject to termination of the existing lease for such Restaurant.  Parole CR, LLC, shall

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cause each individual manager of the Annapolis Restaurant to maintain individual manager registrations with the AA License Board in the form approved by such board.  Subject to the forgoing, Buyer will waive the requirement that a liquor license for the Annapolis Restaurant be issued to Buyer or approved as of the Closing Date.

7.             Section 2.3(a) is hereby amended to read as follows:

Subject to the terms and conditions of this Agreement, the aggregate consideration for the Assets will be (i) Nine Million, Two Hundred Thousand Dollars ($9,200,000) (the “Purchase Price”); (ii) the value of Inventories and petty cash purchased as set forth in Section (e); (iii) plus or minus (a) the Adjustment Amount described in Section 2.3(d), and (b) the assumption of the Assumed Liabilities.  The Purchase Price includes the payment of $1,200,000.00 to REG as consideration for the assignment of all right in and to the Intellectual Property Assets used by each Seller Entity in connection with the Restaurants.

(a)           The Purchase Price for the Assets, prior to any adjustments, is as follows:

Pittsburgh	$900,000.00
Indy	$800,948.10
Keystone	$931,558.86
Kendall	$1,442,893.51
MOA	$1,400,000.00
Annapolis	$1,350,000.00
National Harbor	$1,174,599.53
REG Intellectual	$1,200,000.00
Total	$9,200,000.00

8.             The parties hereby agree that Section 2.3(c) of the Agreement is hereby amended to reflect the parties’ agreement to authorize an interim distribution from the escrowed Holdback Amount for the MOA Assets as mutually agreed by CR Minneapolis LLC and Buyer, such agreement to be reflected in one or more documents and a disbursement authorization to the Escrow Agent.  Such interim distribution shall be for the purpose of meeting a funding requirement of the Restaurants.  It is understood that such amount shall be repaid and deposited in the escrowed Holdback Amount as soon as practicable.  The parties hereto agree to amend Exhibit 2.3 of the Agreement as set forth in Schedule A of the Amended and Restated Escrow Agreement attached hereto as Exhibit 8.

9.             Section 2.3(e) of the Agreement is hereby amended to read as follows:

(e)           The Purchase Price for each Restaurant will be increased by the dollar value of the Inventories and petty cash on hand transferred to Buyer.  Representatives of Buyer and Seller will perform a physical count of the inventory and petty cash in connection with the Assets of each Restaurant purchased as of 12:01 a.m. on the Closing Date to determine the Inventories.  The Inventories shall be valued at the lower of cost or market value on a first in, first out basis (adjusted for all discounts and rebates actually received or receivable), as determined by records of the Restaurants; provided, however,

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that in no event shall the value of the food, beverage and Liquor Inventories exceed an amount equal to $40,000 per Restaurant subject to Buyer’s review and determination of usable inventory.

10.           Section 2.7(a) of the Agreement is hereby amended to add the following provision:

(xxi)         evidence of endorsements to liquor liability policies for the following Restaurants naming Buyer as an additional insured: Pittsburgh, Indy, Keystone, MOA, National Harbor, Annapolis.

11.           Section 2.8 of the Agreement is hereby amended to read as follows:

The following items relating to the Assets will be prorated between Buyer and Seller as of the Closing Date, and the net amount of such prorations will be settled and paid as soon as practicable following the Date of Closing:

(i)            water and other utility charges, assignable deposits, rent, property taxes and all other common area maintenance charges due under the Real Property Leases;

(ii)           wages of hourly employees;

(iii)          all other items customarily prorated and adjusted in connection with the sale of property of the type contemplated by this Agreement.

All prorations under this Section 2.8 shall be allocated so that the items relating to time periods before the Closing Date will be allocated to Seller, and items related to time periods beginning on the Closing Date will be allocated to Buyer.  Seller will provide Buyer with a written estimate of the amount payable by Buyer or Sellers, as the case may be, under this Section 2.8 within ten (10) days after the Date of Closing.  Buyer and Seller shall negotiate in good faith to resolve any disagreements concerning the adjustments contemplated under this Section 2.8.  In the event the parties are unable to resolve any such disagreement within 15 days following delivery to Buyer of Seller’s estimate, then in such event, the parties shall submit the dispute to a mutually acceptable independent accountant (the “Reviewing Accountant”) to resolve such disagreement.  Any determination by the Reviewing Accountant shall be completed by no later than thirty (30) days following the submission of the matter, and shall be final, binding and conclusive with respect to the matters in dispute, absent fraud or manifest error.  The fees of the Reviewing Accountant shall be paid one half by Buyer and one-half by Seller.  If any items prorated as of the Closing Date are based on estimates (including, without limitation, percentage rents and common area charges under the Real Estate Leases), such prorations shall be adjusted at such time as the final adjustments of such payments are made and any amounts due Seller or Buyer, as the case may be, on account thereof, shall be paid in cash within ten (10) days following such adjustment.

12.           Section 3.25 of the Agreement is hereby amended to add the following subsection:

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(i)            upon the purchase of the Assets of at least four (4) of the Restaurants (excluding MOA), Buyer shall purchase from REG and REG shall sell, pursuant to the terms of the Assignment of Intellectual Property Attached hereto as Exhibit 12, Seller and REG shall, on the Target Closing Date, assign to Buyer or Buyer’s parent, Granite City Food & Brewery Ltd, any and all rights of Seller and REG in the Intellectual Property Assets, including in the unregistered name or Mark, “Bartini,” subject to a reservation by Seller and REG of a non-exclusive license and non-royalty bearing license for use at existing restaurants or bars operated by Seller or REG, in form and substance satisfactory to Buyer, Seller and REG.  Seller and Buyer agree to execute and deliver as a closing document the form of Assignment of Intellectual Property attached here to as Exhibit 12.

13.           Section 10.1(c)(i) of the Agreement is hereby amended as follows:

(c)           Salaries and Benefits.

(i)            Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller prior to the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required as compliance or remedy under the WARN Act or any similar state or local Legal Requirement.  Any such amounts due but not paid by Seller on the Closing Date shall be added to the Adjustment Amount and paid on the Closing Date.

14.           Section 9.1(f) of the Agreement is hereby amended as follows:

(f)    by Buyer or Seller if the Closing on the Assets of all of the remaining Restaurants, other than the Assets of the Pittsburgh Restaurant, has not occurred on or before December 27, 2011.

15.           Section 10.1(g) of the Agreement is hereby deleted.

16.           Exhibit 7.3 of the Agreement shall be replaced in its entirety by the Exhibit 16 attached hereto.

17.           Except for the foregoing amendments, the remaining terms and conditions of the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Buyer:		Owner:

GRANITE CITY RESTAURANT
OPERATIONS, INC.

By:	/s/ James G. Gilbertson	/s/ Clinton R. Field
Name: James G. Gilbertson		Clinton R. Field
Its: Chief Financial Officer

/s/ Eric Schilder
Eric Schilder

GRANITE CITY OF MARYLAND, INC.

By:	/s/ James G. Gilbertson	Seller:
Name: James G. Gilbertson
Its: Chief Financial Officer		PITTSBURGH CR, LLC

		By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

		By:	/s/ Clinton R. Field
Clinton R. Field, Manager

INDY CR, LLC

		By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager
and Owner

KENDALL CR LLC

		By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

		By:	/s/ Clinton R. Field
Clinton R. Field, Manager

3720 INDY, LLC

		By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager
and Owner

CR MINNEAPOLIS, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager
and Owner

CR NH, LLC

By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

By:	/s/ Clinton R. Field
Clinton R. Field, Manager

CR FLORIDA, LLC

By:	/s/ Eric Schilder
Eric Schilder, Sole Member and Owner

By:	/s/ Clinton R. Field
Clinton R. Field, Manager

PAROLE CR, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager
and Owner

RESTAURANT ENTERTAINMENT GROUP, LLC

By:	/s/ Clinton R. Field
Clinton R. Field, Sole Member, Manager
and Owner

EXHIBIT 8

AMENDED AND RESTATED ESCROW AGREEMENT

This Amended and Restated Escrow Agreement (“Agreement”) is made as of December       , 2011, by Granite City Restaurant Operations, Inc., a Minnesota corporation, and Granite City of Maryland, Inc., a Minnesota corporation (collectively, “Buyer”), the sellers listed on the signature pages hereto (each, a “Seller Entity,” and collectively “Seller”), Restaurant Entertainment Group, LLC, an Ohio limited liability company (“REG”), and Clinton R. Field, a resident of Union County, Ohio and Eric Schilder, a resident of Marion County, Ohio (“Owners,” and together with Seller and REG, the “Selling Parties”), Clinton R. Field as the Selling Parties Representative, and CSC Trust Company of Delaware, a Delaware corporation, as escrow agent (together with its successors in such capacity, the “Escrow Agent”).

I.              This Amended and Restated Escrow Agreement restates that certain Escrow Agreement as executed and delivered pursuant to the terms of the Master Asset Purchase Agreement, dated November 4, 2011, between Buyer and the Selling Parties (the “Purchase Agreement”), as amended.

II.            Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Purchase Agreement.

In consideration of the foregoing, the parties, intending to be legally bound, agree as follows:

1.             ESTABLISHMENT OF ESCROW ACCOUNTS

(a)           Escrow; Separate Accounts for each Seller Entity.  An escrow (the “Escrow Fund”) is hereby established under this Agreement for the purpose of providing a source of funding for any amount due or payable pursuant to the Purchase Agreement.  A separate account shall be maintained for each Seller Entity under each of the separate escrow accounts maintained for Buyer and Seller and described in Paragraph 1(b) below.  Attached as Schedule C hereto is a schedule of the percentage allocation of the Escrow Fund to each Seller Entity (“Allocation Schedule”).  For purposes of this Agreement, the Escrow Fund shall refer to the aggregate of the Seller Entities’ accounts collectively.

(b)           Separate Escrow Sub-Accounts.  The Escrow Fund for each Seller Entity shall be divided into two sub-accounts, Account No. 1 and Account No. 2.  Account No. 1 shall contain the Purchase Price as adjusted by the Adjustment Amount.  Account No. 2 shall contain the Holdback Amount for the purchase of the Assets of each Restaurant as defined in the Purchase Agreement.  Buyer and Seller shall designate the account in a joint notice delivered to the Escrow Agent the sub-account in which funds transmitted to Escrow Agent shall be deposited.

(c)           Transfer of MOA Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of CR Minneapolis, LLC (the “MOA Assets”) for a total purchase price (the “MOA Purchase Price”) of One Million Four Hundred Thousand Dollars and No/Cents ($1,400,000.00).  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the MOA Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of Seven Hundred Fifty Thousand Dollars and No/Cents ($750,000) and shall be equal to the MOA Purchase Price minus the MOA Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the MOA Restaurant purchased by Buyer; and

(ii)           Account No. 2 consisted of the MOA Holdback Amount and initially equaled Six Hundred Fifty Thousand Dollars and No/Cents ($650,000.00).

(d)           Transfer of Annapolis Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of Parole CR, LLC (the “Annapolis Assets”) for a total purchase price (the “Annapolis Purchase Price”) of $1,350,000.00.  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the Annapolis Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $1,093,474.68 and shall be equal to the Annapolis Purchase Price minus the Annapolis Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the Annapolis Restaurant purchased by Buyer; and

(ii)           Account No. 2 shall consist of the Annapolis Holdback Amount and equal $256,525.32.

(e)           Transfer of National Harbor Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of CR NH, LLC (the “National Harbor Assets”) for a total purchase price (the “National Harbor Purchase Price”) of $1,174,599.53.  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the National Harbor Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $951,403.59 and shall be equal to the National Harbor Purchase Price minus the National Harbor Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the National Harbor Restaurant purchased by Buyer; and

(ii)           Account No. 2 shall consist of the National Harbor Holdback Amount and equal $223,195.94.

(f)            Transfer of Kendall Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of Kendall CR, LLC (the “Kendall Assets”) for a total purchase price (the “Kendall Purchase Price”) of $1,442,893.51.  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the Kendall Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $768,716.68 (the “Kendall Deposit”) and shall be equal to the Kendall Purchase Price minus the Kendall Holdback Amount and the amount contained in a separate escrow fund between Seller, Buyer, and the landlord of the Kendall Restaurant.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the Kendall Restaurant purchased by Buyer; and

(ii)           Account No. 2 shall consist of the Kendall Holdback Amount and equal $274,176.83.

(g)           Transfer of Keystone Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of 3720 Indy, LLC (the “Keystone Assets”) for a total purchase price (the “Keystone Purchase Price”) of $931,558.86.  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the Keystone Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $754,545.20 and shall be equal to the Keystone Purchase Price minus the Keystone Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the Keystone Restaurant purchased by Buyer; and

(ii)           Account No. 2 shall consist of the Keystone Holdback Amount and equal $177,013.66.

(h)           Transfer of Indy Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of Indy CR, LLC (the “Indy Assets”) for a total purchase price (the “Indy Purchase Price”) of $800,948.10.  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the Indy Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $648,752.94 and shall be equal to the Indy Purchase Price minus the Indy Holdback

Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the Indy Restaurant purchased by Buyer; and

(ii)           Account No. 2 shall consist of the Indy Holdback Amount and equal $152,195.16.

(i)            Transfer of Pittsburgh Purchase Price.  Buyer has agreed to buy and Seller has agreed to sell those certain assets of Pittsburgh CR, LLC (the “Pittsburgh Assets”) for a total purchase price (the “Pittsburgh Purchase Price”) of $900,000.00.   On the Closing Date for the purchase of the Pittsburgh Assets, the balance of the Purchase Price for the Pittsburgh Assets, shall be disbursed and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $728,983.12 and shall be equal to the Pittsburgh Purchase Price minus the Pittsburgh Holdback Amount.  Account No. 1 may be increased as agreed upon by Buyer and Seller (with such information to be provided to Escrow Agent in a joint written notice) for the amount of Inventory and petty cash in the Pittsburgh Restaurant purchased by Buyer; and

(ii)           Account No. 2 shall consist of the Pittsburgh Holdback Amount and equal $171,016.88.

(j)            Transfer of REG Purchase Price.  Buyer has agreed to buy and REG has agreed to sell those certain assets of REG (the “REG Assets”) for a total purchase price (the “REG Purchase Price”) of $1,200,000.00.  Upon satisfaction of all conditions to Closing in the Purchase Agreement, Buyer will transfer to Escrow Agent the REG Purchase Price to be deposited in the Escrow Fund and segregated in Account No. 1 and Account No. 2 as follows:

(i)            Account No. 1 shall be in the initial amount of $586,450.24 and shall be equal to the REG Purchase Price minus (a) the sum of $248,970.25 to be paid to satisfy certain liabilities of REG to judgment creditors; (b) $75,753.00 to be paid by REG on behalf of Pittsburgh CR, LLC, for delinquent rents, (c) $60,804.00 to be paid by REG on behalf of Pittsburgh CR, LLC for delinquent Taxes owed, and (d) the REG Holdback Amount; and

(ii)           Account No. 2 shall consist of the REG Holdback Amount and equal to $228,022.51.

(k)           Escrow Agent Acknowledgement.  Escrow Agent shall acknowledge receipt of the MOA Purchase Price, the Annapolis Purchase Price, the National Harbor Purchase Price, the Kendall Deposit, the Keystone Purchase Price, the Indy Purchase Price, the Pittsburgh Purchase Price and the REG Purchase Price (collectively, the “Purchase Price”) and any future deposits into the Escrow Fund.  Escrow Agent agrees to act as escrow agent and to hold, safeguard, and disburse the Purchase Price and the Holdback Amount pursuant to the terms and conditions of this Agreement.

(l)            Obligations Joint and Several.  The Selling Parties agree that in consideration of Buyer’s agreement to purchase the Assets of the Selling Parties, that if the amount in any separate account under Account No. 1 or Account No. 2 is insufficient to satisfy a Claim against or obligation of a Seller Entity or REG, such Claim or obligation shall be satisfied from the accounts of all other Selling Parties on a pro-rata basis based upon the ownership allocations set forth in a joint written instruction provided to the Escrow Agent.

2.             DISBURSEMENT OF FUNDS IN ACCOUNT NO. 1

(a)           Adjustment Amount Disbursements.

(i)            Disbursements from Account No. 1 shall be authorized by Seller and Buyer to satisfy the claims and liabilities of Seller, including Seller’s retained liabilities, as described in Section 2.3(d) of the Purchase Agreement.  At the Closing of the purchase of the Assets of each Restaurant, Buyer and Seller shall have received the Payoff Letters from each of such creditors of Seller indicating the Payoff Amount to repay in full Seller’s obligations to such creditor and wire transfer instructions.  Buyer and Selling Parties Representative shall in writing jointly instruct the Escrow Agent to pay such creditors of Seller with the funds contained in Account No. 1, in accordance with the Payoff Letters.

(ii)           For a period of sixty (60) days after the Closing on the purchase of Assets from a Seller Entity pursuant to the Purchase Agreement, Selling Parties Representative shall have the right to present to Buyer and Escrow Agent written evidence of final settlement of any account payable or liability of a Seller Entity described in Section 2.3(d) of the Purchase Agreement that has been settled and compromised for less than the full amount due. Upon Buyer’s written Notice (defined below) to Escrow Agent consenting to such disbursement and Escrow Agent’s receipt of such evidence, Escrow Agent shall disburse from Account No. 1 allocated to such Seller Entity the amount of such settled and compromised obligation as set forth in Buyer’s Notice. Subject to the provisions of paragraph (b) and (c) of this Section 2, on the first business day following such sixty (60) day period or such earlier time as specified by Buyer in writing, any account payable or liability of a Seller Entity that has not been so settled or compromised shall be paid in full by the Escrow Agent in accordance with a Buyer’s Notice, and any amount remaining in Account No. 1 allocated to such Seller Entity shall be promptly paid by Escrow Agent to the applicable Seller Entity in accordance with the allocations set forth in a joint written instruction provided to the Escrow Agent.

(b)           Seller Disbursements.  Any disbursements from Account No. 1 to each Seller Entity shall be subject to the following provisions:

(i)            Annapolis.  Upon the Closing of the purchase of the Annapolis Assets, Buyer and the Selling Parties Representative shall jointly instruct the Escrow Agent in writing of the amount to be disbursed to Parole CR, LLC.

(ii)           National Harbor.  Upon the Closing of the purchase of the National Harbor Assets, Buyer and the Selling Parties Representative shall jointly instruct the Escrow Agent in writing of the amount to be disbursed to CR NH, LLC.

(iii)          Kendall.  After the Closing of the purchase of the Kendall Assets but no earlier than on or after the issuance to Buyer of a temporary liquor license from the Florida Division of Alcoholic Beverages and Tobacco, Buyer and Seller may mutually determine the approximate total of the outstanding obligations of Kendall CR, LLC, and may agree that an amount in excess of such total be disbursed to Kendall CR, LLC, from its subaccount under Account No. 1.  Buyer and the Selling Parties Representative shall jointly instruct the Escrow Agent in writing of such amount to be disbursed to Kendall CR, LLC.  Pursuant to the terms of the Master Agreement, as amended, in the event Buyer shall advance to Seller any obligation of Kendall to the Florida Department of Revenue and Buyer shall not obtain a temporary liquor license from the ABT for the operation of the Kendall Restaurant by January 15, 2012, Buyer and Selling Parties Representative shall instruct the Escrow Agent in writing to disburse to Buyer such funds as Buyer may determine as set forth in the Master Agreement, up to and including the total dollar amount of any advances and the Purchase Price for the Kendall Restaurant.

(iv)          Keystone.  Upon the Closing of the purchase of the Keystone Assets, Buyer and the Selling Parties Representative shall jointly instruct the Escrow Agent in writing of the amount to be disbursed to 3720 Indy, LLC.

(v)           Indy.  Upon the Closing of the purchase of the Indy Assets, Buyer and the Selling Parties Representative shall jointly instruct the Escrow Agent in writing of the amount to be disbursed to Indy CR, LLC.

(vi)          Pittsburgh.  After the Closing of the purchase of the Pittsburgh Assets but no earlier than on or after the issuance to Buyer by the Pennsylvania Liquor Control Board of a Restaurant Liquor License in the Buyer’s own name, the Purchase Price for such Assets shall be disbursed to Seller as pursuant to the terms of the separate purchase agreement for such assets and the Escrow Agreement.  As provided in the separate purchase agreement for the Assets of the Pittsburgh Restaurant, in the

event that Buyer is unable to secure a liquor license for the Pittsburgh Restaurant by June 1, 2012, the total Purchase Price for the Pittsburgh Restaurant shall be refunded to Buyer in accordance with joint written instructions provided to the Escrow Agent.

(vii)         REG.  After the Closing of the purchase of the Assets of four (4) Restaurants (excluding MOA), Buyer and the Selling Parties Representative shall jointly instruct the Escrow Agent in writing of the amount to be disbursed to REG.

(c)           Repayment to Buyer upon failure to Close.  In the event Buyer and Selling Parties Representative jointly instruct the Escrow Agent to disburse funds from any account of any other Seller Entity pursuant to paragraphs (a) or (b) of this Section and the Closing of the purchase of the Assets owned by any Seller Entity fails to occur, Buyer shall be entitled to be repaid the full amount of such disbursement from the account of any other Seller Entity, together with interest from the date of payment at the Rate of Interest charged by Fifth Third Bank to Granite City Food & Brewery Ltd. on its credit line.  Buyer and Selling Parties Representative shall jointly instruct the Escrow Agent as to which disbursements must be repaid. If Buyer and the Selling Parties Representative do not agree as to which Seller Entity account such funds are to be repaid within ten (10) days of notice to the other party, Buyer may designate such account and instruct the Escrow Agent as to the subaccount.

3.             CLAIMS AGAINST ACCOUNT NO. 2

(a)           Buyer may give written notice (a “Notice”) to the Selling Parties’ Representative and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) it may have under Article 11 of the Purchase Agreement against the Holdback Amount in Account No. 2.  Buyer may make more than one Claim with respect to any underlying state of facts.  If the Selling Parties Representative gives written notice to Buyer and Escrow Agent disputing any portion of a Claim (a “Counter Notice”) within 30 days of the date of the Escrow Agent’s receipt of a Notice regarding such Claim, such Claim shall be paid as provided in Paragraph 3(b).  If the Selling Parties Representative does not provide a Counter Notice with regard to any portion of the Claim within such 30-day period, the dollar amount of the undisputed portion of the Claim as set forth in the Notice shall be deemed established for purposes of this Escrow Agreement and the Purchase Agreement, and, on the first business day following such 30-day period, Escrow Agent shall promptly pay to Buyer in accordance with written payment instructions provided to the Escrow Agent the undisputed dollar amount claimed in the Notice from (and only to the extent of) the account of the Escrow Fund as specified in the Notice.  Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Purchase Agreement.

(b)           If a Counter Notice is given disputing any portion of the Claim, Escrow Agent shall make payment with respect to such portion of the Claim only in accordance with (i) joint written instructions of Buyer and the Selling Parties Representative, or (ii) a final nonappealable order of a court of competent jurisdiction.  Escrow Agent shall act on such written instructions or court order without further question.

4.             DISBURSEMENT OF HOLDBACK AMOUNT IN ACCOUNT NO. 2

(a)           Disbursement Instructions.  All disbursements from the Holdback Amount in Account No. 2, except any distributions made pursuant to Section 3(a) will be made in accordance with written disbursement instructions from Buyer and Selling Parties Representative and delivered to Escrow Agent.

(b)           Disbursement upon Closing of MOA Assets.

(i)            Disbursements to Creditors.  Upon the written instruction and direction of Buyer and Selling Parties Representative, Escrow Agent shall distribute and release a portion of the MOA Holdback Amount in Account No. 2 to those creditors of CR Minneapolis, LLC described in Section 2.3(c) of the separate Purchase Agreement for the MOA Assets (“MOA Purchase Agreement”) in an amount not to exceed $355,744.  If the parties do not consummate the purchase of the Assets of the remaining Restaurants as set forth in Section 2.3(d) of the MOA Purchase Agreement, the remaining balance of the MOA Holdback Amount in Account No. 2 shall be disbursed to Buyer upon the joint written instructions of Buyer and Selling Parties Representative.  If the parties consummate the purchase of the Assets of the remaining Restaurants, the disbursement of the MOA Holdback Amount to Seller shall be governed by Paragraph 4(c) below.

(ii)           Disbursements to Seller as Loans.  Buyer and Seller agree to an interim distribution from Account No. 2 to CR Minneapolis, LLC, prior to the release of the MOA Holdback Amount set forth in this Agreement.  Buyer and Selling Parties Representative shall jointly instruct Escrow Agent in writing as to the amount of such interim distribution.  Such distribution is to be repaid by Seller and deposited in Account No. 2 as soon as practicable.

(c)           Disbursement of Funds upon Second Closing of Purchase of Assets Relating to Remaining Restaurants.    The Holdback Amount for the purchase of remaining Assets of the Seller Entities at the second Closing (excluding the MOA Assets) shall be twenty percent (20%) of the Purchase Price.  The aggregate Holdback Amount for all Assets purchased under the Purchase Agreement includes the amount of the MOA Holdback.  Provided that Buyer has not given Notice of any Claims, Escrow Agent shall distribute and release the funds contained in Account No. 2 as specified on Schedule A and pursuant to the Allocation Schedule in accordance with joint written payment instructions provided to the Escrow Agent by Buyer and Selling Parties Representative and subject to the limitations set forth below.  The minimum balance of Account No. 2 shall be as set forth on Schedule A.

(i)            on July 1, 2013 (the “Termination Date”), the balance of any remaining funds in Account No. 2 shall be paid to Seller in accordance with joint written payment instructions provided to the Escrow Agent by Buyer and Selling Parties Representative, subject to a reserve for payment of pending, contingent or disputed Claims (“Pending Claims”) in existence on the Termination Date, as reasonably agreed upon by the parties.  If the parties cannot agree upon the amount to remain in Account No. 2 for Pending Claims, the amount reserved in Account No. 2 shall be no less than 200% of the amount of any Pending Claims.

(ii)           For all distributions of Account No. 2 under this Paragraph 4(c), the balance of Account No. 2 shall be calculated to exclude any amounts reasonably reserved to pay Pending Claims and such distribution shall be allocated in accordance with the percentages set forth on the Allocation Schedule.

5.             INVESTMENT OF ESCROW FUND

(a)           Except as Buyer and the Selling Parties Representative may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in BlackRock T-Fund Cash Management Class (the “Share Class”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian.  The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services the Escrow Agent is providing to and the fees it receives from BlackRock; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Share Class; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a BlackRock T-Fund Cash Management Class prospectus which discloses, among other things, the various expenses of the Share Class and the fees to be received by the Escrow Agent.  Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.  Escrow Agent is authorized to liquidate, in accordance with its customary procedures, any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.  Escrow Agent is authorized to execute purchases and sales of any such investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

(b)           Any interest earned on the Escrow Fund shall be credited to the applicable account.  Interest or other earnings associated with Escrow Fund shall be disbursed as part of the applicable account in accordance with this Escrow Agreement.

6.             DUTIES OF ESCROW AGENT

(a)           The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied.  Escrow Agent shall not be liable for actions or omissions under this Agreement, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent in a court of competent jurisdiction.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  The other parties shall jointly and severally indemnify and hold harmless Escrow Agent and its directors, officers, agents and employees (and any successor Escrow Agent) from and against, and shall pay to Escrow Agent the amount of, and reimburse Escrow Agent for, any and all losses, liabilities, claims, actions, damages, and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.  The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder to Escrow Agent.

(b)           Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument, or other writing delivered to it pursuant to this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof.  Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.  Escrow Agent may conclusively presume that the representative of any party to this Agreement has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(c)           The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(d)           Except as set forth in Paragraph 6(a), Escrow Agent does not have any interest in the Escrow Fund but is serving as escrow holder only and has only possession thereof.  Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes.  The parties will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification or nonresident alien certifications.

(e)           Escrow Agent may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by Buyer and the Selling Parties Representative in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction), or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties or a final nonappealable order of a court of competent jurisdiction.

(f)            In the event of any disagreement among the other parties resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take under this Agreement, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) joint written instructions of Buyer and the Selling Parties Representative, or (ii) a final nonappealable order of a court of competent jurisdiction.  Escrow Agent shall act on such written instructions or court order without further question.

(g)           Buyer and Seller shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent under this Agreement as set forth in Schedule B and agree to reimburse Escrow Agent for all reasonable expenses, disbursements, and advances incurred or made by Escrow Agent in the performance of its duties (including reasonable fees, expenses, and disbursements of its counsel).  Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Buyer and 50% by the Selling Parties Representative in its representative capacity.  Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for in this Agreement may be taken from any property held by Escrow Agent under this Agreement.

(h)           In the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of the Escrow Fund, or (ii) Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement, whether because of conflicting demands by the other parties or otherwise, Escrow Agent shall be permitted to interplead the Escrow Fund held under this Agreement into a court of competent jurisdiction and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets.  The parties other than Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute without making Escrow Agent a party to same.

(i)            Escrow Agent shall have only those duties as are specifically provided in this Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the other parties.  Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document between the other parties in connection herewith, including the Purchase Agreement.  This Agreement sets forth all matters pertinent to the escrow contemplated by this Agreement, and no additional obligations of Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.

(j)            This Paragraph 6 shall survive notwithstanding any expiration or termination of this Agreement or the resignation of Escrow Agent.

7.             OWNERSHIP FOR TAX PURPOSES

For purposes of federal and other taxes based on income, Seller will be treated as owner of the Escrow Fund and shall report all income, if any, that is earned on, or derived from, the Escrow Fund as its income and in the taxable year or years in which such income is properly includible, and pay any taxes attributable thereto.  All interest or other income earned under the Escrow Agreement shall be allocated to each Seller Entity in accordance with the ownership percentages set forth in the Allocation Schedule and reported, to the extent required by law, by the Escrow Agent to the IRS or any other taxing authority, as applicable, on IRS form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Fund by the Seller whether or not said income has been distributed during the year.  Any other tax returns required to be filed will be prepared and filed by the Seller with the IRS and any other taxing authority as required by law including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”).  The parties hereto acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting with respect to the Escrow Fund.  The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

8.             NO TRANSFER OR ENCUMBRANCE; SECURITY INTEREST

(a)           Neither the Escrow Fund nor any beneficial interest therein may be pledged, encumbered, sold, assigned, or transferred (including any transfer by operation of law) by any of the Selling Parties, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Selling Parties, prior to the delivery of such Escrow Fund to the Selling Parties Representative by the Escrow Agent in accordance with this Agreement.

(b)           The parties acknowledge and agree that Seller’s interest in the Escrow Fund is merely a contingent right to payment from the Escrow Fund, and that neither a voluntary or involuntary case under any applicable bankruptcy, insolvency, or similar law nor the appointment of a receiver, trustee, custodian, or similar official in respect of any Selling Party (any of which, a “Bankruptcy Event”) shall increase such Selling Party’s interest in the Escrow Fund or affect, modify, convert, or otherwise change any right such Selling Party or its estate may have to the Escrow Fund.  Accordingly, in order to assure the foregoing result even if it is determined by a court of competent jurisdiction (whether or not in connection with a Bankruptcy Event) that a Selling Party has an interest in the Escrow Fund that is greater than a contingent right of payment from the Escrow Fund payable only in accordance with the provisions of this Agreement, each Selling Party hereby grants to Buyer, jointly and severally, effective as of the date of this Agreement, a security interest in, and hereby pledges and assigns to Buyer, all of such Selling Party’s right, title, and interest in the Escrow Fund (except for such Selling Party’s contractual rights thereto under this Agreement) to secure Buyer’s rights in such Selling Party’s obligations under this Agreement.  Escrow Agent acknowledges that Buyer has a security interest in the Escrow Fund, and all funds and instruments comprising the Escrow Fund from time to time, and Escrow Agent is maintaining the Escrow Fund subject to such security interest.  The parties agree that this Paragraph 8(b) shall establish “control,” as defined in Sections 9-104 and 8-106 of the Uniform Commercial Code (the “UCC”), as enacted in the State of Minnesota, and as amended from time to time, of the Escrow Fund, which control is effective to perfect Buyer’s security interest in the Escrow Fund.  For purposes of giving effect to such control, the parties agree that, if Escrow Agent shall receive any Notice from Buyer given in strict accordance with Paragraph 3 hereof, regarding disposition of the Escrow Fund after Buyer has failed to receive any payment required to be made to it pursuant to Paragraph 3, Escrow Agent shall comply with such Notice without further consent by the Selling Parties or any other person, provided that this provision shall in no way diminish or affect any rights which the Selling Parties may have or be entitled to pursue against Buyer for taking action in violation of other provisions of this Agreement or the Purchase Agreement.  Escrow Agent and Selling Parties shall take all actions as may be reasonably requested in writing of it by Buyer to perfect or maintain the security interest created by the Selling Parties in the Escrow Fund.  Buyer is authorized by the other parties to file UCC financing statements to perfect Buyer’s security interest, with or without execution by the other parties, to the extent permitted by applicable law.  Such security interest shall automatically be released with respect to any funds properly distributed from the Escrow Fund pursuant to the terms of this Agreement.  Buyer agrees to execute such instruments of release and termination of the security interest granted under this Agreement with respect to any funds properly distributed from the Escrow Fund and received by the Selling Parties Representative pursuant to the terms hereof, as may be reasonably requested.

9.             MISCELLANEOUS

(a)           Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b)           Modification.  This Agreement may only be amended, supplemented, or otherwise modified by a writing executed by the parties.

(c)           Assignments and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights under this Agreement to any financial institution providing financing in connection with the purchase of the Assets.  Any purported assignment of rights or delegation of obligations in violation of this Paragraph 9(c) will be void.  Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and permitted assigns of the parties.

(d)           No Third-Party Rights.  No Person other than the parties hereto will have any legal or equitable right, remedy, or claim under or with respect to this Agreement.  This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to this Agreement.

(e)           Governing Law.  All matters relating to or arising out of this Agreement and the rights of the parties (whether sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of Minnesota, without regard to conflicts of laws principles that would require the application of any other law.

(f)            Remedies Cumulative.  The rights and remedies of the parties are cumulative and not alternative.

(g)           Jurisdiction; Service of Process.  Except as otherwise provided in this Agreement, any Proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Minnesota, County of Hennepin, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Minnesota, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court.  Each party acknowledges and agrees that this Paragraph 9(g) constitutes a voluntary and bargained-for agreement between the parties.  Process in any Proceeding referred to in the first sentence of this Paragraph 9(g) may be served on any party anywhere in the world.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Paragraph 9(k).  Nothing in this Paragraph 9(g) will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

(h)           Waiver of Jury Trial.  EACH PARTY, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

(i)            Attorneys’ Fees.  In the event any Proceeding is brought in respect of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs incurred in such Proceeding, in addition to any relief to which such party may be entitled.

(j)            No Waiver.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or any of the documents referred to in this

Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party, (ii) a waiver given by a party will only be applicable to the specific instance for which it is given, and (iii) no notice to or demand on a party will (A) waive or otherwise affect any obligation of that party, or (B) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(k)           Notices.  All notices and other communications required or permitted by this Agreement will be in writing and will be effective, and any applicable time period shall commence when (i) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid), addressed to the following address, or (ii) transmitted electronically to the following facsimile numbers or e-mail addresses, in each case marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address, or Person as a party may designate by notice to the other parties):

Selling Parties Representative:

Clinton R. Field

c/o: Restaurant Entertainment Group

Address: 6728 Hyland Croy Rd

Dublin, OH 43016

Attention:  Clinton Field

Fax no.: 614-760-9793

E-mail address: clint.field37@gmail.com

with a copy to: Kephart Fisher LLC

Attention: David Fisher

207 N Fourth St.

Columbus, Ohio 43215

Fax no.: 614-469-1887

E-mail address: davidfisher@kephartfisher.com

Buyer:

Granite City Restaurant Operations, Inc., and Granite City of Maryland, Inc.

Attention: James G. Gilbertson, Chief Financial Officer

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Fax no.: (952) 215-0671

E-mail address: jgilbertson@gcfb.net

with a copy to: Briggs and Morgan, P.A.

Attention: Avron Gordon

2200 IDS Center

80 S 8th Street

Minneapolis, MN 55402

Fax no.: (612) 977-8650

E-mail address: agordon@briggs.com

Escrow Agent:

CSC Trust Company of Delaware

Attention: Alan R. Halpern, Vice President

Little Falls Centre One

2711 Centerville Road

Wilmington, DE 19808

Fax no.: (302) 636-8666

E-mail address: ahalpern@cscinfo.com

(l)            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(m)          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(n)           Counterparts/Electronic Signatures.  This Agreement and other documents to be delivered pursuant to this Agreement may be executed in one or more separate counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.  A manual signature on this Agreement or other document to be delivered pursuant to this Agreement whose image is transmitted electronically will constitute an original signature for all purposes.  The delivery of copies of this Agreement or other document to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

(o)           Confidentiality. The parties hereto agree that in order to permit Seller the ability to compromise and settle claims against the Adjustment Amount in Account No. 1, only the Seller shall be permitted to disclose the existence of the Adjustment Amount in Account No. 1 to creditors of Seller, unless Seller shall direct Buyer and/or Escrow Agent to acknowledge to any specific creditor in writing the existence of the Adjustment Amount in Account No. 1.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:	Owner:

GRANITE CITY RESTAURANT
OPERATIONS, INC.

By:
James G. Gilbertson	Clinton R. Field
Chief Financial Officer

GRANITE CITY OF MARYLAND, INC.	Eric Schilder

By:
James G. Gilbertson
Chief Financial Officer
Seller:
ESCROW AGENT:
CSC Trust Company of Delaware	PITTSBURGH CR, LLC

By:	By:
Name:	Eric Schilder, Sole Member and Owner
Its:
By:
Clinton R. Field, Manager

INDY CR, LLC

By:
Clinton R. Field, Sole Member, Manager
and Owner

KENDALL CR LLC

By:
Eric Schilder, Sole Member and Owner

By:
Clinton R. Field, Manager

3720 INDY, LLC

By:
Clinton R. Field, Sole Member, Manager
and Owner

CR MINNEAPOLIS, LLC

By:
Clinton R. Field, Sole Member, Manager
and Owner

CR NH, LLC

By:
Eric Schilder, Sole Member and Owner

By:
Clinton R. Field, Manager

PAROLE CR, LLC

By:
Clinton R. Field, Sole Member, Manager
and Owner

RESTAURANT ENTERTAINMENT GROUP, LLC

By:
Clinton R. Field, Sole Member, Manager
and Owner

SELLING PARTIES REPRESENTATIVE:

Clinton R. Field

2

Schedule A

Releases from Account No. 2

Date	Escrow as Percentage of Purchase Price	Minimum Balance
At Close	20.0%	$1,840,000
4/1/2012	12.5%	$1,150,000
7/1/2012	10.0%	$920,000
10/1/2012	7.5%	$690,000
1/1/2013	5.0%	$460,000
4/1/2013	2.5%	$230,000
7/1/2013	0.0%	$0

A-1

Schedule B

CSC Engagement Letter (omitted pursuant to Item 601(b)(2))

B-1

Schedule C

Allocation Schedule

Restaurant	Purchase Price	Allocation Percentage (Percentage of Total Purchase Price)
Pittsburgh	$900,000.00	9.78%
Indy	$800,948.10	8.71%
Keystone	$931,558.86	10.13%
Kendall	$1,442,893.51	15.68%
National Harbor	$1,174,599.53	12.77%
Annapolis	$1,350,000.00	14.67%
MOA	$1,400,000.00	15.22%
REG I/P	$1,200,000.00	13.04%

Totals:	$9,200,000.00	100.00%

C-1

EXHIBIT 12

Assignment of Intellectual Property

ASSIGNMENT OF INTELLECTUAL PROPERTY (the “Assignment”) made as of the          day of December, 2011, by RESTAURANT ENTERTAINMENT GROUP, LLC, an Ohio limited liability company with its principal place of business at 6728 Hyland Croy Road, Dublin, Ohio 43016 (“Assignor”), in favor of GRANITE CITY FOOD & BREWERY LTD, a Minnesota corporation located and doing business at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416   (“Assignee”).

RECITALS

Granite City Restaurant Operations, Inc. (“GCROI”), a wholly-owned subsidiary of Assignee, and Assignor are parties to a Master Asset Purchase Agreement dated as of November 4, 2011 (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell to GCROI and GCROI has agreed to buy from Assignor the REG Intellectual Property Assets (as defined in the Agreement; all undefined capitalized terms used in and not otherwise defined in this Assignment have the meanings given them in the Purchase Agreement).

The REG Intellectual Property Assets include, without limitation, the service marks and trademarks identified on Schedule A hereto, and all other Marks, Copyrights, Trade Secrets and Net Names of Assignor used in the operation of any of the Restaurants.

NOW, THEREFORE, for and in exchange for the payment of the purchase price set forth in the Purchase Agreement, the receipt of which is hereby acknowledged:

1.                                       Assignor does hereby transfer and assign to Assignee all of Assignor’s worldwide right, title and interest in, to and under the REG Intellectual Property Assets, together with the goodwill of the business associated with the Marks and which is symbolized thereby, all rights to sue for infringement of any REG Intellectual Property Assets, whether arising prior to or subsequent to the date of this Assignment, and any and all renewals and extensions of any of the REG Intellectual Property Assets that may hereafter be secured under the laws now or hereafter in effect in the United States and in any other jurisdiction.

2.                                       Assignor agrees to execute such instruments as Assignee may reasonably request in order more effectively to assign, transfer, grant, convey, assure and confirm to Assignee and its successors and assigns, or to aid and assist in the collection of or reducing to possession by the Assignee of, any of the REG Intellectual Property Assets.

3.                                       The terms of the Purchase Agreement, including but not limited to Seller’s and Assignor’s representations, warranties, covenants, agreements and indemnities relating to the Assets in the Purchase Agreement, are incorporated herein by this reference. Assignor  acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall survive and remain in full force and effect to the full extent provided therein.

4.                                       Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, Assignor has caused its duly authorized officer to execute this Assignment as of the date first above written.

Restaurant Entertainment Group, LLC

By:
Name:
Title:

Acknowledged as of the date first above written.

Granite City Food & Brewery Ltd

By:
Name: James G. Gilbertson
Title: Chief Financial Officer

State of	)
) ss.:
County of	)

On this          day of                                   , 2011, before me,                                                                          , personally appeared                                                                   of Restaurant Entertainment Group, LLC personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Public

3

SCHEDULE A

Registered Service Marks and Trademarks

Servicemark or Trademark	Registration No.	Registration Date

CADILLAC RANCH ALL AMERICAN BAR & GRILL	3725514	December 15, 2009

CADILLAC RANCH ROCK-N-COUNTRY BAR & GRILL	3439214	June 3, 2008

Pending Service Mark or Trademark Applications

Servicemark or Trademark	Application Number	Application Date

CADILLAC RANCH	Serial No. 85-300173	April 20, 2011

Unregistered Service marks and Trademarks

Mark	Date of First Use

CR	October 31, 2008

BARTINI

October 31, 2008

2

EXHIBIT 16

Material Consents

1.                                       Governmental Authorizations

(a)                                  including, where applicable, approval of transfer of liquor licenses or interim management agreements from the following states or municipalities:

(i)                                     City of Bloomington; State of Minnesota Department of Public Safety, Alcohol & Gambling Enforcement Division

(ii)                                  State of Indiana Alcohol and Tobacco Commission; Marion County (IN) Health Department

(iii)                               Prince George’s County (MD) Board of License Commissioners; Prince George’s County Health Department License; City of Oxon Hill License

(iv)                              Anne Arundel County (MD) Board of Liquor License Commissioners; Anne Arundel County Health Department License, City of Annapolis License

(v)                                 Pennsylvania Liquor Control Board; City of Pittsburgh Business License; Allegheny County Health Department License

(vi)                              Florida Division of Alcoholic Beverages and Tobacco; City of Miami Business License; Dade County Health Department

(b)                                 City of Indianapolis with respect to transfer of building permits for 3720 property

2.                                       Landlord consents to assignment of Leases

(a)                                  Mall of America: MOAC Mall Holdings LLC

(b)                                 Indy: City of Indianapolis, Department of Metropolitan Development, c/o Browning Investments, Inc.

(c)                                  3720 Indy: White River Investments, LP

(d)                                 National Harbor: NH-Retail, L.L.C.

(e)                                  Settlers Ridge, Pittsburgh: Settlers Ridge, L.P.

(f)                                    Kendall, Miami, FL: WRC Properties, Inc.

(g)                                 Annapolis: Annapolis Town Centre at Parole, LLC